Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Other Service Providers” in the Joint Proxy Statement/Prospectus included in this Registration Statement (Form N-14) of New FS Specialty Lending Fund.

We also consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, dated June 13, 2025, included in the Registration Statement (Form N-14), filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference of our report dated March 14, 2025, with respect to the consolidated financial statements and financial highlights of FS Specialty Lending Fund included in the Annual Report (Form 10-K) for the year ended December 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 13, 2025